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EXHIBIT 23.2

Independent Accountants' Consent

To the Board of Directors of
Boise Cascade Corporation:

        We consent to the use of our report dated June 16, 2003, relating to the statement of net assets available for plan benefits of the OfficeMax, Inc. 401(k) Savings Plan as of December 31, 2002, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2002, and supplemental schedules, which appear in the December 31, 2002, annual report on Form 11-K of OfficeMax, Inc., incorporated herein by reference, and to the reference to our firm under the heading "Interests of Named Experts and Counsel" in this Registration Statement on Form S-8.

/s/ KPMG LLP

Cleveland, Ohio
March 16, 2004

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Independent Accountants' Consent